UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF

SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of The Securities Exchange Act of 1934

American Nano Silicon Technologies, Inc.

(Exact name of registrant as specified in its charter)

California	33-0726410
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o American Union Securities 100 Wall St. 15th Floor New York, NY	10005
(Address of registrant’s principal executive offices)	(Zip Code)

(212) 232-0120

(Registrant’s telephone number including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

Securities to be registered pursuant to Section 12(g) of the Act

Common Stock, $0.001 par value

(Title of class)

PART I

Item 1. Description of Business

Business Development

American Nano Silicon Technologies, Inc., a California corporation (“we”, “our” or the “Company”), was incorporated on September 6, 1996 under the name CorpHQ, Inc.  On January 24, 1997 we agreed to acquire 100% of the assets and liabilities of Community Business Network International (“CBNI”), a California unincorporated association controlled by Steven Crane and Art F. Aviles, our former Chief Executive Officer and former President, respectively, in exchange for 3,242,417 shares of our common stock.  Concurrent with the acquisition, our board of directors ratified all outstanding agreements, including but not limited to employment and indemnification agreements and promissory notes, by and between CBNI, Mr. Crane, Mr. Aviles and certain employees and consultants.

Following the acquisition until December 1999, we operated an online “virtual” community comprised of small and home based businesses at www.hqonline.com and later at www.corphq.com.  Through that vehicle, we marketed various products and services to our members, and marketed the capabilities of our members to larger business organizations. These products and services included printed and electronic marketing and advertising materials, websites, advertising, communications and design consultation, and business management and marketing consultation.

On July 6, 1999 we acquired Source Capital Partners, Inc., (“Source”) a privately held, financial consulting services company. Under the terms of the acquisition, which was accounted for as a pooling of interests, we exchanged 1,031,946 shares of our common stock for 100% of the ownership interest in Source.

On December 30, 1999, we entered into a letter of intent to merge with BusinessMall.com Inc. (f/k/a Progressive Telecommunications Corporation) in an all-stock transaction.

Until December 31, 1999, our main business activity was providing marketing, advertising and financial consultation and services produced by members of its Internet-based subscriber network.  We also provided yearly subscriptions to and advertising space on its Internet site to small and home-based service businesses.

On February 29, 2000, we agreed to transfer the ownership of our Source subsidiary to Source Capital Partners LLC, (“The Partners”), a limited liability company operated by Steven Glazer, a subsidiary officer and a member of the Company’s board of directors, and Gregg Davis, a subsidiary officer. In the transaction, we exchanged all issued and outstanding shares of Source to The Partners in exchange for 1,031,946 shares of our common stock, termination of all agreements between the parties and indemnification of the Company by The Partners against any liabilities arising out of the operations of Source during the period that it operated as our subsidiary.

We operated under a joint venture with BusinessMall.com Inc. during the 2000 fiscal year while integrating their operations. On August 14, 2000, we received notice of an involuntary Bankruptcy filing by creditors of BusinessMall.com Inc.  We terminated our relationship with BusinessMall.com Inc. at that time.

At a meeting of our stockholders held on September 27, 2000 our new business activity was approved. From that date though approximately June, 2007, we engaged in business management consulting and investing activities.  Our business strategy during that period primarily involved the development, acquisition and operation of minority- owned portfolio companies focused on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that demonstrated synergies with our core businesses.

From 2001 through approximately June 2007, we served as business incubator, organizing, investing in, and providing comprehensive management support and a variety of resources to portfolio companies. Our portfolio companies included My Personal Salon Inc., a lifestyle products company; Safeguard Technology International, Inc., a distributor and integrator of high technology products and services for residential and corporate security; Circles of Life USA Inc., a wellness products company; Pressto Food & Beverage Inc., the owner of patented self-heating/cooling beverage and foods containers; National Beverage Bottling Inc., a water bottling and beverage distribution company; South Bay Financial Solutions, Inc., a real-estate, marketing and public relations firm; and The Giving Card Inc., an affinity card and merchant rebate facilitator.

On May 10, 2004 we reported that our Board of Directors had approved a ten-for-one forward stock split covering all of our issued and outstanding shares of common stock effective May 18, 2004. Furthermore, we had issued other securities which were convertible, exchangeable or exercisable into shares of our common stock.  The common stock underlying these derivative securities were also adjusted to reflect the forward stock split.

On February 28, 2005, we announced the organization of a wholly-owned subsidiary, CorpHQ UK Ltd., in the United Kingdom (“CorpHQ UK”), for the principal purpose of funding new portfolio companies in the United Kingdom, and to create vehicles to develop European markets for CorpHQ’s US portfolio companies.

In November 2006, in the face of declining revenues and operating losses, our management determined to consider a potential business transaction with a company in an unrelated sector if it would result in greater value then continuing to pursue our business of providing management services.

Effective as of May 24, 2007, CorpHQ, Inc. entered into a Stock Purchase and Share Exchange Agreement (the “Agreement”) with American Nano Silicon Technology, Inc., a Delaware corporation (“American Nano”), the shareholders of American Nano and Nanchong Chunfei Nano-Silicon Technologies Co. Ltd. (“Nanchong Chunfei”), pursuant to which, among other things, (i) CorpHQ, Inc. agreed to amend its Articles of Incorporation to provide for a reduction of the number of authorized shares from two billion (2,000,000,000) shares of common stock without par value (“Old Common Stock”) to two hundred million (200,000,000) shares of common stock, par value $.001 per share (“New Common Stock”); (ii) CorpHQ, Inc. agreed to reverse split the issued and outstanding shares of Old Common Stock into shares of New Common Stock in the ratio of one thousand three hundred and two (1,302) shares of Old Common Stock for each share of New Common Stock; (iii) CorpHQ, Inc. acquired all of the issued and outstanding shares of American Nano in exchange for twenty five million one hundred eighty one thousand four hundred fifty (25,181,450) shares of New Common Stock; (iv) the sale by the controlling shareholders of the Company, Steven Crane (“Crane”) and Gregg Davis (“Davis”), to Dr. Huakang Zhou, one of the shareholders of American Nano, of all of their interest in the Company, which represented an aggregate of five hundred fifty eight thousand five hundred twenty (558,520) shares of New Common Stock; (v) the business of the Company and all of the Company’s assets were contributed to South Bay Financial Solutions, Inc., a subsidiary of the Company (“South Bay”); (vi) CorpHQ, Inc. agreed with Crane and Davis that the shares of South Bay would be sold to Crane and Davis in exchange for South Bay assuming all of the liabilities of the Company (the “Assumed Liabilities”) and that Crane and Davis would indemnify and hold harmless the Company and its officers, directors and shareholders from all Assumed Liabilities; and (vii) CorpHQ, Inc. agreed to change its name to American Nano Silicon Technologies, Inc.

Nanchong Chunfei was organized as a limited liability company under the laws of the People’s Republic of China (“China”) on October 9, 2006 by its joint venture partners American Nano, which owns ninety five percent (95%) of Nanchong Chunfei, and Sichuan Chunfei Fine Chemical Industry Co., Ltd. (“Refined

Chemicals”), which owns the remaining five percent (5%) of Nanchong Chunfei.  Nanchong Chunfei owns 90% of Refined Chemicals, which in turn owns 92% of Hedi Veterinary Medicines Co., Ltd. (“Veterinary”).  Together these entities are referred to as the “Chinese Companies”).

Nanchong Chunfei was organized to produce and sell fine chemical products and chemical intermediaries and Chinese herbal medicines for human and animal use, and to perform research and development in the fields of nano-technology and micro-nano silicon products.

Since their establishment, the Chinese Companies have been establishing management systems and corporate governance structures, hiring and training personnel, and developing their business and investment plan.

The predecessor of Nanchong Chunfei was the Sichuan Chunfei Research Institute of Refined Chemicals (the “Institute”).  The Institute has been successful in developing new technologies and products, and has applied for and obtained five Chinese patents.  In 2002, the Institute earned revenue of more than 30 million Yuan and net profit of more than 3 million Yuan from high-tech products and technologies it developed.   New products accounted for 80% of its gross revenues.  In 2005, Micro-Nano Silicon™, researched and developed by the Institute, passed Chinese qualification and was listed among China’s key development and scientific research projects. This proprietary, patented Micro-Nano Silicon™ is a new environmentally sound material which can take the place of phosphorus in cleaning products.

Drawing on this scientific heritage, Nanchong Chunfei has mandated that it will spend at least 5% of its gross revenues on primary scientific research.

One core product of the Chinese Companies company is Micro-Nano Silicon™, so called because of its ultra-micro crystalline structure and its major ingredient, silicon.  Its basic building blocks are silicon dioxide and quartz.  Under the effect of a special catalyst, those materials polymerize and crystallize into the compound of this chemical formula:

    Na        Na        Na

          |         |         |

          O      O        O

          |         |         |

          Na—O—Si—O—Al—O—Si—O—Na

          |                   |

          O                O

          |                   |

          Na              Na

This is a three-dimensional crystal with a tetravalent and electrically neutral silicon atom. The aluminum atom is a trivalent atom sharing four oxygen atoms with one negative charge combined. The hole in the middle of the crystal can capture a positive ion. The compound can have complex reaction with ions of calcium, magnesium, iron, copper, and manganese. Since it is ultra-white, ultra-small, phosphorus-free, with special crystalline structure and chelating and filtering performance, this unique compound lends itself to a use in washing products, as well as cosmetics and other products.

Micro-Nano Silicon™ is the most effective non-phosphorus auxiliary agent available in the market today. It will compete against the most commonly used phosphorus-free auxiliary agent in synthetic detergent, 4A zeolite. This material is inferior to Micro-Nano Silicon™ at ion-exchange, and slow-acting at energy-saving lower wash temperatures. Its other disadvantages are that it is insoluble in water, liable to re-deposit dirt, and tending to dull the color of clothes after washing.  Micro-Nano Silicon™ addresses all these deficiencies.

4

Micro-Nano Silicon™ is adaptable to many uses.  At present the Chinese Companies’ market research indicates that Micro-Nano Silicon™ should gain broad acceptance in the Chinese washing products industry.  However, should it lose that market, the Chinese Companies expect to be able to sell Micro-Nano Silicon to the Chinese petrochemical, plastics, rubber, paper, ceramics and other industries.  The equipment and techniques of the production line are similarly adaptable, which allows the Chinese Companies to switch to producing white carbon black, alumina, calcium phosphate and other chemical products with simple modifications and variation of key inputs.

The Chinese Companies have completed the pilot-scale test of Micro-Nano Silicon™; output of the pilot plant is currently about 10 tons per day.  The pilot-scale test products have been successfully used by leading Chinese washing products companies Chengdu Lanfeng Group, White Cat Group and Libai Group.  Actual customer orders for this first phase amounted to 20,500 tons of Micro-Nano Silicon™.

According to statistical data collected by the Refined Chemicals’ Information Center, the annual demand for non-phosphorus auxiliary agent in the Chinese detergent and washing products industry is more than one million tons. Use of non-phosphorus agents will continue to grow as wider areas of China follow the international practice of banning the use of phosphorus in detergents.  Micro-Nano Silicon™ can perform better than market leader 4A zeolite at a similar price, currently around 3,000 Yuan/ton.  The Chinese Companies believe that their prospects in this 3 billion Yuan market are bright.

Micro-Nano Silicon™ can effectively chelate calcium and magnesium ions in water, softening it in order to improve the washing effect and to prevent damage to clothes.  In this way the product actually reduces the amount of detergent required for washing a load of laundry, so it is an economical product.  In addition to its use in the detergent industry, Micro-Nano Silicon™ can also be used as a water softener for drinking water and sewage treatment.

Additionally, Micro-Nano Silicon™ can substitute for white carbon black in applications in the paper, rubber, plastics, petrochemical and ceramics industries. White carbon black commonly sells in China at a market price of 4000~8000 Yuan/ton for ordinary, and 9000~20000 Yuan/ton for ultrafine.

With good hiding power and color strength, Micro-Nano Silicon™ can also substitute for titanium dioxide (TiO2) powder in paints, inks, synthetic fibers, plastics, paper, ceramics and other products. Delivery price in the U.S. for TiO2 powder was about 1980~2200 Dollars/ton, and that in Europe was approximately 2050~2060 Euros/ton, and the spot price in the Asia-Pacific region was about 2200~2300 Dollar/ton (CandF basis).  Annual average consumption growth in China for TiO2 is expected to continue to be around 10%~15% for the near future.

Other emerging applications for Micro-Nano Silicon™ are as catalysts and surfactants for fine chemical production, and in nano-metric functional ceramics -- new high-tech ceramics specially designed for air purification and water treatment. Experts have predicted that by 2010, the market sales value of high-tech ceramics materials will reach 150 billion US dollars worldwide.

The Chinese Companies’ location offers advantages with respect to supply of raw materials and proximity to end users.

Quartz is a raw material used in the production of Micro-Nano Silicon™, and there are abundant quartz mineral resources in nearby Chinese districts such as Hechuan and Qingchuan.  Another raw material, bauxite, is abundant relatively nearby in Hechuan, Chongqing, Guizhou and other places within reasonable distance for truck or railway transportation.  Similarly other raw materials such as caustic soda, calcined soda, sodium sulphate anhydrous and calcium carbonate powder are also available in large quantity, good quality and competitive cost in Sichuan province.

Sichuan is a major production base of the Chinese detergent industry.  Provincial requirement for non-phosphorus auxiliary agent is about 200,000 tons/year, or about 20% of Chinese domestic demand.  Nearby Chongqing and Chengdu cities are home to several large-scale plastic and rubber plants which use a large amount of white carbon black, for which Micro-Nano Silicon™ can substitute in its fine reinforcing agent application.

Feedstuff additives of Chinese herbs and animal medicines are another key part of the Chinese Companies’ proposed product line.  These additives and medicines serve to enhance animal nutrition, prevent diseases while reducing the use of antibiotics, make the feed more agreeable to the animals and improve the feed utilization ratio, improve the appearance of animals and animal feed products, and reduce the environmental pollution of the feed processing and livestock breeding industries. The particular Chinese herbs the Chinese Companies use bring these benefits without endangering human or animal health through food safety or environmental problems if used according to recommendations.

After the Chinese herb and animal medicine project starts, the Chinese Companies plan to allocate 10% of revenues from the sale of Chinese herb animal medicine products to support the research in this area.

At present, the Chinese Companies have 28 scientific research personnel fully trained in aspects of the Chinese Companies’ projects, six of whom are senior researchers who have participated in key scientific research projects national or provincial importance.

Property

The Chinese Companies’ plants are located on land for which the Chinese Companies paid $872,976 for a land use right.  This gives the Chinese Companies the exclusive use of the property until July 2051.  This form of land tenure is roughly comparable to a leasehold interest under our system of land tenure. The project site is located at the Chunfei Industrial Park, Gaoping, Nanchong, Sichuan province, in an economic development zone plentifully supplied with low-cost water, electricity, gas and communication facilities.  It is near the Chengdu-to-Nanchong expressway, the Nanchong-to-Chongqing expressway and the Nanchong railway station, and enjoys very good transportation links.

Through the end of its 2006 financial year, the Chinese Companies had invested $2,268,913 in gross plant and equipment, and had construction in progress of $3,097,286.  The equipment is standard chemical industry equipment, saleable in the second-hand equipment market in the worst case scenario.

The construction area of the Raymond mill plant is 1,500 square meters (50m×30m), enough for installation of 4 sets of Raymond mills and ancillary equipment.  There will be a ball milling plant of brick-concrete structure, 2,500 square meters (50m×50m), with ten underground pools for storing Ball milling slurry.  The firing plant construction area will be 8,000 square meters with four sets of rotary kilns systems, and there will be a tank area of 5,000 square meters.

There will be a calcination plant of 3,000 square meters, large enough for installation of six melting furnaces for water glass, adjacent to a storage area of 2,500 square meters.

The main engineering plant of the Micro-Nano Silicon™ process includes a 3,500 square meter filtration plant of brick-concrete construction and two floors – the first floor is for bauxite slug filtration plant and the second for filtration of Micro-Nano Silicon™ finished products. A cooling system is to be installed in the plant ceiling.

  There is to be a brick-concrete reaction tank and reserve tank installation 3,500 square meter total construction area as well as a proposed flash evaporation plant of 2,160 square meters and five cooling pools of 1,000 square meters.  Most raw materials are to be stored in two warehouses of total construction area of 8,000 square meters, while quartz can be left outside in a 4,500 square meter yard.  Another two warehouses of total construction area of 8,000 square meters are to contain 40 kilo bags of finished product.  At plant capacity of 416 daily tons, these finished goods storage facilities can handle ten days of production.

Other facilities will include a 2,000 square meter machine repair plant, offices and dormitories of 15,000 square meters, and a chemical laboratory of 1500 square meters.

Directors, Executive Officer and Significant Employees

The following individuals, each of whom assumed office in July 2007, are the directors and executive officers of the Company:

Name	Age	Positions Held

Pu Fachun	52	Director, President and CEO
Zhou Jian	43	Director
Zhang Changlong	52	Director

Pu Fachun, 52 years old, is an economist and Chairman of Sichuan Chunfei Daily Chemicals Industry Stock Co., Ltd., which he founded in 1991.  Mr. Pu is active in Sichuan municipal affairs and has received many honors and recognitions for his public service.

Zhou Jian, 52 years old, is a financial and economics expert and, since October 2006, has been Vice President of Sichuan Chunfei Daily Chemicals Industry Stock Co., Ltd.  He formerly served as Chairman of the Longhui Science and Technology Software Development Co., Ltd. under Sichuan Jiaotong University, and before that as Chairman of Sichuan Jiancheng Scientific and Technology Industrial Co., Ltd.  He was Vice President and Deputy General Manager of China City Network (C-net) from 2004 to 2005, and the southwest China representative of Warner Technology and Investment Corp. from 2004 to 2005.

Zhang Changlong, 43 years old, has been General Inspector of Finance of Sichuan Chunfei Investment (Group) Co., Ltd. since October 2006.  He is trained as a senior accountant, and formerly served as Section Chief of the Treasurer’s Office of the Nanping Bureau of Forestry, as Section Chief of the Treasurer’s Office of the Weft-Knitted Knitting Plant of Sichuan Nanchong Gaoping District, as finance chief of Shenzhen Huifeng Industry Co., Ltd., and financial adviser to Nanchong Jialing Pharmaceutical Co., Ltd.

There is no family relationship between any director or executive officer and none of such individuals was, during the past five years, involved in any bankruptcy or insolvency proceeding or was convicted in a criminal proceeding.

The key scientific personnel working on Micro-Nano Silicon™ are as follows:

Zhang Qiwei:  age 37, Bachelor’s degree, Senior Engineer and Director of the Technical Center of Nanchong Chunfei.  He has been a researcher at the Sichuan University Fine Chemical Industry Research Center, engaged in the research of fine chemical industrial raw material development and detergent formulation. He has received a number of honors and awards for this work.

Lu Shuming: age 63, Master's degree, Senior Engineer. Leader of Chemical Industry of Fat and Oil study group of the Institute.

Xiao Cunfu: age 67, Master's degree, Senior Engineer. Formerly Chief Engineer of the Tianjin Washing-Combining Factory, and General Marketing Technology Director of Italian Kemiso Co., Ltd..(China Branch).

Liu Qin: age 32, Bachelor’s degree, Assistant Engineer. Experienced in formulation design and performance measurement of soap powder.

Qin Shengying: age 59, PhD., Advisor; Professor at Sichuan University; participated in the development work of catalysts for the Chinese Companies.

Hu Changwei: age 45, PhD., Advisor; Professor at Sichuan University; participated in process optimizing work for the Chinese Companies.

Zhang Lei: age 36, Master’s degree; lecturer, at Sichuan University; participated in research and development work for the Chinese Companies.

The key scientific personnel working on Chinese herbs and animal medicine are as follows:

Cheng Lin: age 32, Bachelor’s degree in Agronomy.  Responsible for the research and development of feedstuff additive of Chinese herb and animal medicine.  He formerly worked at Chonging Zhengda Co., Ltd., Intervet UK Ltd., and Sichuan China Huaxi Animal Health Products Co., Ltd.

Yuan Si: age 28, with undergraduate course work in animal medicine. Responsible for the research and development of feedstuff additive of Chinese herb and animal medicine.  Formerly Deputy Manager of the Quality Department of Sichuan Refined Animal Pharmaceutical Co., Ltd., and researcher in the Institute of Chengdu Kunhong Animal Medicine Co., Ltd..

Cai Xingsheng: age 32, with undergraduate course work in Chemistry.  Responsible for the research and development of feedstuff additive of Chinese herb and animal medicine.

Remuneration of Directors and Officers

Following our acquisition of American Nano, all of our prior executive officers resigned and are no longer employed by the Company. The Company is not following the compensation polices of the prior management and plans to adopt new compensation polices appropriate to the Company’s new business following the acquisition of American Nano.  The information contained in this section pertaining to compensation paid to our officers and directors for fiscal 2006 is extrapolated from documentation and information provided by the Company’s prior management, may not be complete and accurate, and should be regarded only as approximate.  Additionally, following our acquisition of American Nano, all of our prior executive officers resigned and are no longer employed by the Company. Because the information regarding the compensation of our executive officers in fiscal 2006 is of limited relevance to the Company following the acquisition and may not be complete and accurate, investors are cautioned against relying on this information in making an investment decision.

Summary Compensation Table

The following table reflects the approximate compensation paid with respect to compensation paid or accrued by us for each of our fiscal 2005 fiscal year and our 2006 fiscal year to or on behalf of the named executive officers serving during our 2006 fiscal year (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Steve Crane, Chief Executive Officer, Chairman of the Board, Secretary, Treasurer	2006	$250,000(1)	$15,000	$3,000(2)(3)	-	-	-	$10,085(4)	$278,085
Gregg Davis, President	2006	$150,000(5)	$15,000	-	-	-	-	$8,853(4)	$173,853

(1)

Of this amount, $14,100 was paid in cash and the remainder of $235,900  was converted into approximately 373,026,133 shares of Old Common stock in January 2007 as part of a conversion of debt that resulted in an issuance of 419,041,650 shares of Old Common to Mr. Crane.

(2)

See the discussion regarding our accounting stock-based compensation in Note 2 H of our audited financial statements for the fiscal years ended December 31 2006 and 2005.

(3)

Mr. Crane received 300,000 shares of Old Common for his services as a director during 2006.

(4)

Includes reimbursements for automobile and telephone expenses.

(5)

Of this amount, $14,100 was paid in cash and the remainder of $135,900 was converted into approximately 210,531,735 shares of Old Common stock in January 2007 as part of a conversion of debt that that resulted in an issuance of 232,374,983 shares of Old Common to Mr. Davis.

DISCUSSION REGARDING 2006 EXECUTIVE COMPENSATION

Steve Crane and Gregg Davis were the only named executive officers for purposes of Item 402 of Regulation S-B during our 2006 fiscal year.

Steve Crane’s employment agreement for fiscal 2006 was dated January 1, 2006 and provided for Mr. Crane to receive a base salary of $250,000, an annual bonus of up to $150,000, incentive stock options for the purchase of 7,500,000 shares of our Old Common Stock vesting as of the end of the 206 fiscal year, an automobile allowance of $1,250 per month, and an expense account for company-related expenses incurred by him at his discretion. For 2006, Mr. Crane received $14,100 of his salary in cash and the remainder of $235,900  was converted into approximately 373,026,133 shares of Old Common stock in January 2007 as part of a conversion of debt that resulted in an issuance of 419,041,650 shares of Old Common to Mr. Crane. This debt conversion was effected because the Company lacked the funds to pay Mr. Crane the amounts of the accrued debts in cash.   Mr. Crane received a bonus of $15,000 paid in cash. Mr. Crane also received stock options for the purchase of 7,500,000 shares of Old Common at an exercise price of $0.023 per share; however these options and all of Mr. Crane’s other outstanding options were cancelled subject to the Stock Purchase and Exchange Agreement.

Gregg Davis’ employment agreement for fiscal 2006 was dated January 1, 2006 and provided for Mr. Davis to receive a base salary of $150,000, an annual bonus of up to $50,000, incentive stock options for the purchase of 2,500,000 shares of our Old Common Stock vesting as of the end of the 2006 fiscal year, an automobile allowance of $1,250 per month, and an expense account for company-related expenses incurred by him at his discretion. For 2006, Mr. Davis received $14,100 of his salary in cash and the remainder of $135,900 was converted into approximately 210,531,735 shares of Old Common stock in January 2007 as part of a conversion of debt that that resulted in an issuance of 232,374,983 shares of Old Common to Mr. Davis. This debt conversion was effected because the Company lacked the funds to pay Mr. Davis the amount of the accrued debts in cash.  Mr. Davis received a bonus of $15,000 paid in cash. Mr. Davis also received stock options for the purchase of 2,500,000 shares of Old Common at an exercise price of $0.023 per share; however these options and all of Mr. Davis’s other outstanding options were cancelled subject to the Stock Purchase and Exchange Agreement.

Outstanding Equity Awards At Fiscal_Year-End

The following table provides information concerning equity awards during fiscal 2006 to each of our named executive officers. All share numbers and prices are for Old Common.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Steve Crane, Former Chief Executive Officer, Former Chairman of the Board, Former Secretary, Former Treasurer	5,000,000(1) 6,250,000(1) 7,500,000(1)			$0.001 $0.014 $0.023	12/31/2007 12/31/2009 12/31/2010

Gregg Davis, Former President	2,500,000(1)			$0.023	12/31/2010

(1) All of Mr. Crane’s and Mr. Davis’ stock options were cancelled pursuant to the Stock Purchase and Exchange Agreement.

Compensation of Directors

The following table provides information concerning the compensation of directors who were not Named Executive Officers during our 2006 fiscal year. Steve Crane’s compensation as a director is covered by the summary compensation chart for Named Executive Officers.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Art F. Aviles	-	$3,000(1)	-	-	-	-	$3,000
Kenneth S. August	-	$3,000 (1)	-	-	-	-	$3,000(2)

(1)   On November 20, 2006 we approved the issuance of  300,000 shares of our Old Common Stock  to each of our three directors as compensation for their services as directors during our 2006 fiscal year. The 300,000 shares of Old Common Stock  shares received by each director were valued at $3,000.

(2)  Kenneth S. August is a shareholder of the August Law Group, P.C. which received compensation for legal services provided from the Company. Compensation received by the August Law Group, P.C. is not included as compensation for Kenneth S. August as a director.

As compensation for their services in 2006, each director received 300,000 shares of Old Common.

Security Ownership of Management and Certain Securityholders

The beneficial ownership of New Common Stock by the officers and directors of the Company and the holders of more than 10% of New Common Stock known to the Company are set forth below.

Title of Class	Name and Address[1] of Owner	Number of Shares Owned	Percent of Class
New Common Stock	Pu Fachun	11,730,000	45.1%
New Common Stock	Zhou Jian	4,278,857	16.5%
New Common Stock	Zhang Changlong	0
New Common Stock	All Officers and Directors as a Group (4 persons)	16,008,857	61.6%

 The address of each person or group listed is c/o American Union Securities, 100 Wall Street, 15th Floor, New York NY 10005.

Interest of Management and Others in Certain Transactions

None

Securities Being Offered

Not applicable.

PART II

Item 1. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a)  Market information.

The Old Common Stock was traded in the “pink sheets” under the symbol COHQ, an Internet-based, real-time quotation service for OTC equities. For the periods indicated, the following table sets forth the high and low closing bid prices per share of the Old Common Stock with parenthetical New Common Stock equivalents.  The below prices, furnished by Pink Sheets LLC, represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	2007 (Through September 30)		2006		2005
	High	Low	High	Low	High	Low
First Quarter Ended March 31	$0.0022 [$2.864 [New Common]	$0.0004 [$0.521 New Common]	$0.05 [$65.10 New Common]	$0.019 [$24.74 New Common]	$0.07 [$91.14 New Common]	$0.01 [$13.02 New Common]
Second Quarter Ended June 30	$0.0004 [$0.521 New Common]	$0.0001 [$0.130 New Common]	$0.026 [$33.85 New Common]	$0.008 [$10.42 New Common]	$0.03 [$39.06 New Common]	$0.01 [$13.02 New Common]
Third Quarter Ended September 30	$1.01	$0.14	$0.012 [$15.63 New Common]	$0.004 [$9.21 New Common]	$0.05 [$65.10 New Common]	$0.01 [$13.02 New Common]
December 31	N/A	N/A	$0.012 [$15.63 New Common]	$0.003 [$3.91 New Common]	$0.05 [$65.10 New Common]	$0.02 [$26.04 New Common]

As of November 28, 2007, shares of New Common Stock were held by approximately 59 stockholders of record.

The transfer agent of our Common Stock is Interwest Transfer Co., Inc., Salt Lake City, UT.

Dividends

Holders of New Common Stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefor.  We have never declared cash dividends on the Old Common Stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future on the New Common Stock as it intends to retain future earnings to finance the growth of our business, including the business of the Chinese Companies.  There are no restrictions in our articles incorporation or by-laws that restrict us from declaring dividends.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has no equity compensation plan or agreements under which our Common

Item 2. Legal Proceedings.

Neither the Company nor the Chinese Companies are a party to any pending legal proceeding, nor is any of their respective properties the subject of a pending legal proceeding.

Item 3. Changes in and Disagreements with Accountants.

We retained Bagell, Josephs, Levine & Company, LLC (“BJL”) as our new independent auditors as of October 12, 2006.  BJL is located at 200 Haddonfield Berlin Road, High Ridge Commons Gibbsboro, NJ 08026. Prior to such date, we did not consult with BJL regarding (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered or (iii) any other matter that was the subject of a disagreement between us and our former auditor as described in Item 304(a)(1)(iv) of Regulation S-B.

Item 4. Recent Sales of Unregistered Securities.

Below, we provide information regarding issuances of unregistered securities made by us during the last three years.  Some of the information contained in this section is extrapolated from documentation and information received from the Company’s prior management and may not be complete and accurate.

On January 16, 2005 we approved the issuance of 231 shares of our common stock (300,000 shares of Old Common Stock) to each of our three directors as compensation for their services as directors during our 2004 fiscal year valued at $60,000 per director. These share issuances were made on February 23, 2005. The directors were accredited  investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D.

On January 6, 2005, we approved the issuance of stock options to purchase 9,601 shares of our common stock (12,500,000 shares of Old Common Stock) at an exercise price $0.00 per share of common stock to

Steve Crane to compensate him for his services as CEO during fiscal year 2004.  During fiscal year 2004, Steve Crane was entitled to a base salary of $200,000 and a bonus of $100,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 9,601 shares of our common stock (12,500,000 shares of Old Common Stock) on February 23, 2005. Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

In January 2005, we granted Steve Crane stock options to purchase 6,250,000 shares of Old Common Stock at an exercise price $0.014 per share   Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

On April 6, 2005, we issued 45 shares of our common stock (59,524 shares Old Common) to Equinet, Inc to repay a short-term loan with a balance of $1,190. We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 811 shares of our common stock (1,055,556 shares of Old Common) to Bear62 Corp. in return for business development services valued at $21,111.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 959 shares of our common stock (1,247,578 shares of Old Common) to Serious Fun in return for their supplying us with printed and interactive media valued at $24,952.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 11, 2005, we issued 428,571 shares of our common stock to Alan Lewis in error due to a misinterpretation of his employment agreement.  These shares were cancelled on December 30, 2005.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On December 19, 2005 we approved the issuance of 231 shares of our common stock [300,000 shares of Old Common Stock] to each of our three directors as compensation for their services as directors during our 2005 fiscal year valued at $60,000 per director. These share issuances were made on December 30, 2005. The directors were accredited investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D.

On December 19, 2005, we approved the issuance of stock options to purchase 14,401 shares of our common stock [18,750,000 shares of Old Common Stock] at an exercise price $0.00 per share of common stock to Steve Crane to compensate him for his services as CEO during fiscal year 2005. During fiscal year 2004, Steve Crane was entitled to a base salary of $250,000 and a bonus of $125,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 14,401 shares of our common stock [18,750,000 shares of Old Common Stock] on December 30, 2005.  Steve Crane was an accredited investor and we believe the issuance of these securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On December 19, 2005, we approved the issuance of an aggregate of 448 shares of common stock [588,000 Old Common] to five employees and consultants as compensation and performance bonuses in an aggregate amount of $116,000.  We believe the issuance of these securities were exempt from registration under Section 4(2) of the Securities Act.

On December 19, 2005, we issued 108 shares of our common stock [140,000 Old Common] to Alan Lewis to compensate him for the retirement of options.  We believe the issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

On December 30, 2005, Steve Crane exercised options to purchase 14,401 shares of common stock [5,000,000 shares of Old Common]. We believe the issuance of these shares were exempt from registration under Section 3(a)(9) of the Securities Act.

On May 16, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share [$0.005 per share if using Old Common].  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On May 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $5,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share [$0.005 per share if using Old Common].  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 2, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $26,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share [$0.005 per share if using Old Common].  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 21, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $65,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share [$0.005 per share if using Old Common].  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On July 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share [$0.005 per share if using Old Common].  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On October 31, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $20,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share [$0.001 per share if using Old Common].  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On November 15, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $7,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share [$0.001 per share if using Old Common]. Steve Crane was an accredited investor and we believe the issuance of the note was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of 231 shares of our common stock [300,000 shares of Old Common Stock] to each of our three directors as compensation for their services as directors during our 2006 fiscal year. The value of the 231 [300,000 shares of Old Common Stock] shares received by each director were valued at $3,000. These share issuances were made on November 28, 2006. The directors were accredited investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of an aggregate of 22,428 shares of our common stock [29,200,000 Old Common] to two investors to effect the conversion of debts aggregating $146,000.  The 22,428 shares were issued on November 28, 2006.  We believe the issuances of these shares were exempt from registration under Section 3(a)(9) and Section 4(2) of the Securities Act.

Pursuant to the terms of our employment agreement with Gregg Davis dated January 1, 2006  we committed to issue options to purchase to purchase 1,921 shares of our common stock [2,500,000 shares of Old Common] to Gregg Davis. These options had an exercise price of $35.154 per share [$0.027 if using Old Common] and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Leslie Ashby dated November 15, 2005 we committed to issue options to purchase 854 shares of our common stock [1,111,111 shares of Old Common] to Ms. Ashby. These options had an exercise price of $$35.154 per share [$0.027 if using Old Common] and were cancelled pursuant to the terms of a termination agreement.   We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Steve Crane dated January 1, 2006 we committed to issue options to purchase 5,761 shares of our common stock [7,500,000 shares of Old Common] to Mr. Crane. These options have an exercise price of $29.946 per share [$0.023 if using Old Common] and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with  Alan Silberberg dated January 6, 2006, we committed to issue options to purchase 854 shares of our common stock [1,111,111 shares of Old Common] to Alan Silberberg. These options have an exercise price of $35.154 per share [$0.027 if using Old Common] and were cancelled pursuant to the terms of a settlement agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with  Cory Martin dated January 1, 2006, we committed to issue options to purchase 569 shares of our common stock [740,741 shares of Old

Common] to Mr. Martin. These options had an exercise price of $35.154 per share [$0.027 if using Old Common] and were cancelled after Mr. Martin left the employment of the Company.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act.

On January 24, 2007, we approved the issuance of 321,854 shares of our common stock [419,041,650 shares of Old Common] to Steve Crane and 178,476 shares of our common stock  [232,374,983 shares of Old Common] to Gregg Davis to effect the conversion of debts in the respective amounts of $265,000 and $150,000.   The shares were issued on January 26, 2007.  As officers of the Company, both Steve Crane and Gregg Davis were accredited  investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On February 12, 2007, we issued 38,403 shares of unrestricted common stock [50,000,000 shares of unrestricted Old Common] to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On February 16, 2007, we issued 53,764 shares of unrestricted common stock [70,000,000 shares of unrestricted Old Common] to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On March 30, 2007, we issued 72,965 shares of unrestricted common stock [95,000,000 shares of unrestricted Old Common] to an investor for gross proceeds of $10,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

Item 5. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director’s duties to the Company or our shareholders except for liability:

•

for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•

for acts or omissions that a director believes to be contrary to the best interests of the Company or our shareholders or that involve the absence of good faith on the part of the director;

•

for any transaction for which a director derived an improper personal benefit;

•

for acts or omissions that show a reckless disregard for the director’s duty to the Company or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Company or our shareholders;

•

for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or our shareholders; and

•

for engaging in transactions described in the California Corporations Code or California case law that result in liability, or approving the same kinds of transactions.

Our Articles of Incorporation authorize the Company to indemnify our officers and directors to the fullest extent permissible under California law. Our Bylaws provide that the Company shall, to the maximum extent permitted by the California Corporations Code, have the power to indemnify officers, directors and other agents of the Company against expenses, judgments, fines, settlements, and other expenses reasonably incurred in connection with any proceeding due to the fact that such person is or was an agent of the Company, and the Company has the power to expenses incurred in defending against any such proceeding to the maximum extent permitted by such law.

Section 317 of the California Corporations Code states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

With regard to a provision authorizing the indemnification of directors or agents in excess of that expressly permitted by Section 317, Section 204 of the California Corporations Code stipulates that (A) such a provision may not eliminate or limit the liability of directors or agents, among other things, (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director or agent believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or agent, (iii) for any transaction from which a director or agent derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's or agent's duty to the corporation or its shareholders in circumstances in which the director or agent was aware, or should have been aware, in the ordinary course of performing a director’s or agent’s duties, of a risk of serious injury to the corporation or its shareholders, or (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or agent’s duty to the corporation or its shareholders, (B) no such provision shall eliminate or limit the liability of a director or agent for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or agent or that his or her actions, if negligent or improper, have been ratified by the directors.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

18

PART F/S

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

F1

Consolidated Balance Sheet at September 30, 2006

F2

Consolidated Statement of Operations for the period from the inception (August 26, 2006) to September 30, 2006

F3

Consolidated Statement of Changes in Stockholders’ Equity for the period from the inception (August 26, 2006) to September 30, 2006

F4

Consolidated Statement of Cash Flows for the period from the inception (August 26, 2006) to September 30, 2006

F5

Notes to Consolidated Financial Statements

F6 - F14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

American Nano-Silicon Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from the inception (August 26, 2006) to September 30, 2006. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2006 and the results of its operations, changes in stockholders’ equity, and cash flows for the period from the inception to September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

/S/Bagell Josephs, Levine & Company, LLC

Bagell Josephs, Levine & Company, LLC

Gibbsboro, New Jersey

August 22, 2007

F1

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
September 30, 2006
(Expressed in US dollars)

ASSETS
Current assets:
Cash and cash equivalents	$ 60,205
Advances to suppliers	695,632
Inventory	132,396
Other receivables	5,548
Other receivables - related parties	56,467
Employee advances	6,374
Total Current Assets	956,622

Property, plant and equipment, net	5,363,583

Other assets:
Land use right	818,415
Total other assets	818,415

Total Assets	$ 7,138,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loan	$ 498,983
Account payable	272,100
Construction security deposits	1,161,295
Accrued expenses and other payables	96,176
Total Current Liabilities	2,028,554

Due to related parties	10,121

Total Liabilities	2,038,675

Minority Interests	1,000,636

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized;
100,000,000 shares issued and outstanding at September 30, 2006	10,000
Additional paid-in-capital	3,898,052
Accumulated other comprehensive income	195,843
Accumulated deficit	(4,586)
Total Stockholders' Equity	4,099,309

Total Liabilities and Stockholders' Equity	$ 7,138,620

The accompanying notes are an integral part of these consolidated financial statements

F2

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006
(Expressed in US dollars)

Revenues	$ -

Cost of Goods Sold	-

Gross Profit	-

Operating Expenses
Selling, general and administrative	4,005

Income (Loss) before other Income and (Expenses)	(4,005)

Other Income and (Expense)
Interest income	20
Interest expense	(1,231)
Total other income and (expense)	(1,211)

(Loss) Before Minority Interests and Income Taxes	(5,216)

Minority Interests	630

(Loss) Before Income Taxes	(4,586)

Provision for Income Taxes	-

Net (Loss)	$ (4,586)

Basic and diluted (loss) per common share	$ (0.00)

Weighted average number of common shares	100,000,000

The accompanying notes are an integral part of these consolidated financial statements

F3

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006
(Expressed in US dollars)

	Common Stock			Accumulated Other
	par value $.0001		Additional	Comprehensive	Accumulated	Comprehensive
	Shares	Amount	Paid in Capital	Income	Deficit	Income	Total

Balance August 26, 2006	100,000,000	10,000	3,821,288	177,543	-		4,008,831

Additional capital contributed		-	76,764	-	-		76,764

Comprehensive income
Net income for the year					(4,586)	(4,586)	(4,586)
Other comprehensive income, net of tax
Foreign currency translation adjustments				18,300		18,300	18,300
Comprehensive income						13,714

Balance September 30, 2006	100,000,000	$ 10,000	$ 3,898,052	$ 195,843	$ (4,586)		$ 4,099,309

The accompanying notes are an integral part of these consolidated financial statements
F4

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006
(Expressed in US dollars)

Cash Flows From Operating Activities:
Net loss	$ (4,586)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	4,005
Minority interest	(630)

Changes in operating assets and liabilities:
Construction security deposits	9,025
Accrued expenses and other payables	1,231

Cash provided by (used in) operating activities	9,045

Cash Flows From Investing Activities:
Additions to construction in process	(81,518)

Cash (used in) investing activities	(81,518)

Cash Flows From Financing Activities
Proceeds from additional capital contribution	76,764

Cash provided by financing activities	76,764

Effect of exchange rate changes on cash and cash equivalents	7,289

Increase in cash and cash equivalents	11,580

Cash and Cash Equivalents - Beginning of period	48,625

Cash and Cash Equivalents - End of period	$ 60,205

SUPPLEMENTAL CASH FLOW INFORMATION:
During the year, cash was paid for the following:
Interest expense	$ -
Income taxes	$ -

The accompanying notes are an integral part of these consolidated financial statements

F5

Note 1 – ORGANIZATION

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a holding company incorporated in the  People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

Note 2 – BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements for the year ended September 30, 2006 represent the consolidated accounts of ANST and its subsidiaries, Nanchong Chunfei, Chunfei Chemicals and Hedi Medicines from August 26, 2006, when ANST’s ownership was established, to September 30, 2006. All significant intercompany balances and transactions have been eliminated in consolidation.

F6

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

Minority interests

Minority interests result from the consolidation of 85.5% indirectly owned subsidiary, Chunfei Chemicals, and 78.66% indirectly owned subsidiary, Hedi Medicines.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Use of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in deposits and all highly liquid debt instruments with an original maturity of three months or less.

Inventory

Inventories consist of the raw materials and packing supplies. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

Property, plant & equipment

Property and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation are amortization are calculated using the straight-like method over the following useful lives:

Buildings and improvements

39 years

Machinery, equipment and automobiles

5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

F7

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Advances to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services.  Advances were also made for the purchase of the materials and equipments of the Company’s construction in progress. The final phase of the construction is not completed.  As such, no amortization was made for the years ended September 30, 2006.

Revenue recognition

The Company utilizes the accrual method of accounting.  Upon commencement of operations, The Company’s revenue recognition policies will be in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when products are shipped and payments of the customers and collection are reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. There was no revenue recognized for the period from the inception on August 26, 2006 to September 30, 2006.

Taxation

Enterprise income tax

The Company’s main operations are in PRC. Under the Provisional Regulations of PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment is granted to Joint Venture Enterprise at a lower rate of 15%.

The Company will account for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances will also be established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. There was no income tax incurred for the Company as of September 30, 2006.

F8

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Value added tax

Value added tax is imposed on goods sold in or imported into the PRC. Value added tax payable in the People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. There was no value added tax incurred for the Company as of September 30, 2006.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of advances to suppliers and other receivables arising from its normal business activities. The Company does not require collateral or other security to support these receivables.  The Company routinely assesses the financial strength of its debtors and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of September 30, 2006 and 2005 because of the relatively short-term maturity of these instruments.

F9

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140.” Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.
On February 16, 2006 FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

F10

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections". SFAS No. 154 replaces APB Opinion No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements". SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. We do not expect the adoption of SFAS No. 154 to have any impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R addresses all forms of share-based payment ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No.123R will require the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. On March 29, 2005, the SEC issued Staff Accounting Bulletin (SAB) 107 which expresses the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the SEC's views regarding the valuation of share-based payment arrangements for public companies. In April 2005, the SEC issued a release which amends the compliance dates for SFAS No. 123R. We do not expect the adoption of SFAS No. 123R and SAB 107 to have a material impact on the Company's financial statements.

F11

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

Note 4 – INVENTORY

Raw Materials

$

100,892

Packing supplies

22,408

Samples

9,096

Total

$

132,396

No allowance for inventories was made for the period and there were no finished goods for sale as of  September 30, 2006.

Note 5 – PROPERTY, PLANT AND EQUIPMENT

Machinery & Equipment

    $      392,223

Automobiles

53,908

Plant & Building

1,833,245

Total

2,279,376

Less: Accumulated Depreciation

(13,079)

Add: Construction in process

3,097,286

Property, Plan & Equipment, net

$      5,363,583

Depreciation expense for the period ended September 30, 2006 was $2,616, which represent the portion of the expense for the period from August 26, 2006 when ANST acquired the ownership to September 30, 2006.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and equipment. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use. The Company anticipates to complete all the construction in 2007.

F12

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company has a receivable of $56,467 from an affiliate, owned by Mr. Fachun Pu, the majority shareholder and the president of the Company. The Company expects all outstanding amounts due from its affiliate will be repaid within one year.

The details of loans to/from related parties are as follows:

Loan to affiliate

$           56,467

Loans from shareholders

$           10,121

NOTE 7 - LAND USE RIGHT

The Company purchased the land use right from the PRC government for a period from June 2002 to July 2051, on which the office and production facilities of both Chunfei Medicals and Hedi Medicines are situated. The right to use land is stated at cost. Amortization is provided using the straight-line method over the period of the right. The amortization expense from the inception of ANST to its year end of September 30, 2006 was $1,389.

NOTE 8 - SHORT-TERM LOAN

On April 26, 2006, the Company was approved for a short-term loan from the local Bureau of Finance in the amount of $498,983, guaranteed by the buildings of Sichuan Chunfei Real Estate Development Co. Ltd., one of the affiliates of Chunfei Chemicals. The loan is for a 1-year term, renewable upon maturity, with a fixed interest rate of 0.47% per month. The loan was paid in three installments by the government. The Company received the final installment on July 6, 2006. The Company accrued $1,231 of interest payable as of September 30, 2006.

F13

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE INCEPTION (AUGUST 26, 2006) TO SEPTEMBER 30, 2006

NOTE 9 – CONSTRUCTION SECURITY DEPOSITS

The Company requires security deposits from its plant and building contractors prior to start of the constructions. The deposits are to be refunded upon officially certified completion of the works within the specified time. The purpose of the security deposits is to protect the Company from unexpected delay and poor construction quality.

The Company offers no interest to the security deposits and is not precluded from using the deposits for other purposes.

For the period ended September 30, 2006, the balance of the construction security deposits was $1,161,295.

NOTE 10 – STOCKHOLDERS’ EQUITY

On August 26, 2006, ANST entered into an agreement with the shareholders of Chunfei Chemicals to form Nanchong Chunfei, a joint venture holding company established under the laws of PRC. ANST acquired 95% of ownership of Nanchong Chunfei by contributing US$122,000 in cash and issuing all of its 100,000,000 shares of common stock to the shareholders of Chunfei Chemicals, Mr. Fachun Pu and Mr. Qiwei Zhang.  In consideration, Mr. Pu and Mr. Zhang transferred 90% of their ownership in Chunfei Chemicals to the Joint Venture, Nanchong Chunfei.  After this change, ANST owns 95% of Nanchong Chunfei, who, in turn, owns 90% of Chunfei Chemicals.

Pursuant to the document issued by the District Council to Nanchong City Council on September 5, 2006, the equity transfers from Nanchong Chunfei and Chunfei Chemicals to ANST was approved and transformation of Nanchong Chunfei to a Sino-foreign Joint Venture Enterprise was granted.

F14

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

 (UNAUDITED)

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007 & 2006

(UNAUDITED)

TABLE OF CONTENTS

                            Page(s)

Report of Independent Registered Public Accounting Firm

1

Consolidated Balance Sheet as of June 30, 2007 (Unaudited)

2

Consolidated Statements of Income for the Nine Months

Ended June 30, 2007 and 2006 (Unaudited)

3

Consolidated Statements of Changes in Stockholders’ Equity for the

Nine Months Ended June 30, 2007 and 2006 (Unaudited)

4

Consolidated Statements of Cash Flows for the Nine Months

Ended June 30, 2007 and 2006 (Unaudited)

5

Notes to Consolidated Financial Statements (Unaudited)

6-14

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

Certified Public Accountants

High Ridge Commons

Suites 400-403

200 Haddonfield Berlin Road

Gibbsboro, New Jersey 08026

(856) 346-2828  Fax (856) 346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of

American Nano-Silicon Technologies, Inc. and Subsidiaries

Sichuan, China

We have reviewed the accompanying consolidated balance sheet of American Nano-Silicon Technologies, Inc. and Subsidiaries as of June 30, 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the nine months ended June 30, 2007 and 2006.  These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit in accordance with standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with U.S. generally accepted accounting principles.

/S/BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

Certified Public Accountants

Gibbsboro, New Jersey

September 25, 2007

MEMBER OF:

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

1

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
June 30, 2007
(UNAUDITED)
(Expressed in US dollars)

ASSETS
Current assets:
Cash and cash equivalents	$ 416,932
Accounts receivable	19,345
Advances to suppliers	439,668
Inventory	570,544
Other receivables	10,852
Other receivables - related parties	57,372
Employee advances	24,284
Total Current Assets	1,538,997

Property, plant and equipment, net	5,603,362

Other assets:
Land use right, net	838,479
Total other assets	838,479

Total Assets	$ 7,980,838

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loan	$ 801,366
Accounts payable	238,237
Advance from customers	24,498
Construction security deposits	1,125,249
Accrued expenses and other payables	191,927
Total Current Liabilities	2,381,277

Due to related parties	161,029

Total Liabilities	2,542,306

Minority Interests	976,487

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized;
100,000,000 shares issued and outstanding at June 30, 2007	10,000
Additional paid-in-capital	3,942,259
Accumulated other comprehensive income	394,156
Retained earnings	115,630
Total Stockholders' Equity	4,462,045

Total Liabilities and Stockholders' Equity	$ 7,980,838

The accompanying notes are an integral part of these consolidated financial statements

2

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED JUNE 30, 2007 AND 2006
(Expressed in US dollars)

	Nine Months Ended
	June 30,
	2007	2006

Revenues	$ 1,612,573	$ -

Cost of Goods Sold	1,283,264	-

Gross Profit	329,309	-

Operating Expenses
Selling, general and administrative	137,394	-

Income before other Income and (Expenses)	191,915	-

Other Income and (Expense)
Interest income	60	-
Other income	1,931	-
Interest expense	(69,636)	-
Other expense	(2,157)	-
Total other income and (expense)	(69,801)	-

Income Before Minority Interests and Income Taxes	122,114	-

Minority Interests	(1,897)	-

Income Before Income Taxes	120,216	-

Provision for Income Taxes	-	-

Net Income	$ 120,216	$ -

Basic and diluted income per common share	$ 0.00	$ -

Weighted average number of common shares	100,000,000	100,000,000

The accompanying notes are an integral part of these consolidated financial statements

3

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED JUNE 30, 2007 AND 2006
(Expressed in US dollars)

	Common Stock			Accumulated Other
	par value $.0001		Additional	Comprehensive	Retained	Comprehensive
	Shares	Amount	Paid in Capital	Income	Earnings	Income	Total

Balance October 1, 2005	-	-	-	-	-		-

Comprehensive income
Net income for the year					-	-	-
Other comprehensive income, net of tax
Foreign currency translation adjustments				-		-	-
Comprehensive income						-	-

Balance June 30, 2006	-	$ -	$ -	$ -	$ -		$ -

Balance October 1, 2006	100,000,000	10,000	3,898,052	195,843	(4,586)		4,099,309
							-
Additional capital contributed		-	44,207	-	-		44,207
							-
Comprehensive income							-
Net income for the year					120,216	120,216	120,216
Other comprehensive income, net of tax							-
Foreign currency translation adjustments				198,313		198,313	198,313
Comprehensive income						318,529

Balance June 30, 2007	100,000,000	$ 10,000	$ 3,942,259	$ 394,156	$ 115,630		$ 4,462,045

The accompanying notes are an integral part of these consolidated financial statements

4

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED JUNE 30, 2007 AND 2006
(Expressed in US dollars)

	Nine Months Ended
	June 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$ 120,216	$ -
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	45,335	-
Minority interest	1,897	-

Changes in operating assets and liabilities:
Accounts receivable	(19,345)	-
Inventory	(438,148)	-
Advances to suppliers	225,964	-
Employee advances	(17,910)	-
Other receivables	(5,304)	-
Other receivables - related party	(905)
Accounts payable	33,863	-
Advances from customers	24,498	-
Construction security deposits	(36,046)	-
Accrued expenses and other payables	95,751	-

Cash provided by operating activities	29,866	-

Cash Flows From Investing Activities:
Purcahse of machinery and equipments	(8,557)	-
Additions to construction in process	(67,576)

Cash (used in) investing activities	(76,133)	-

Cash Flows From Financing Activities
Proceeds from related party loans	150,908	-
Proceeds from short term loans	302,383	-

Cash provided by financing activities	302,383	-

Effect of exchange rate changes on cash and cash equivalents	100,611	-

Increase in cash and cash equivalents	356,727	-

Cash and Cash Equivalents - Beginning of year	60,205	-

Cash and Cash Equivalents - End of year	$ 416,932	$ -

SUPPLEMENTAL CASH FLOW INFORMATION:
During the year, cash was paid for the following:
Interest expense	$ -	$ -
Income taxes	$ -	$ -

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Capital contributed in the form of property and equipment	$ 44,207	$ -

The accompanying notes are an integral part of these consolidated financial statements

5

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

Note 1 – ORGANIZATION AND BASIS OF PRESENTATION

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the  People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements for the year ended September 30, 2006 represent the consolidated accounts of ANST and its subsidiaries, Nanchong Chunfei, Chunfei Chemicals and Hedi Medicines from August 26, 2006, when ANST’s ownership was established, to September 30, 2006. All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interests

Minority interests result from the consolidation of 95% directly owned subsidiary, Nanchong Chunfei, 85.5% indirectly owned subsidiary, Chunfei Chemicals, and 78.66% indirectly owned subsidiary, Hedi Medicines.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

6

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in deposits and all highly liquid debt instruments with an original maturity of three months or less.

Inventory

Inventories consist of the raw materials and packing supplies. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

Property, plant & equipment

Property and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation are amortization are calculated using the straight-like method over the following useful lives:

Buildings and improvements

39 years

Machinery, equipment and automobiles

5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

7

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Advances to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services.  Advances were also made for the purchase of the materials and equipments of the Company’s construction in progress. The final phase of the construction is not completed.  As such, no amortization was made for the nine months ended June 30, 2007.

Revenue recognition

The Company utilizes the accrual method of accounting.  Upon commencement of operations, The Company’s revenue recognition policies will be in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when products are shipped and payments of the customers and collection are reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Taxation

Enterprise income tax

The Company’s main operations are in PRC. Under the Provisional Regulations of PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment is granted to Joint Venture Enterprise at a lower rate of 15%.

The Company will account for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances will also be established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. There was no income tax incurred for the Company as of June 30, 2007.

8

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Value added tax

Value added tax is imposed on goods sold in or imported into the PRC. Value added tax payable in the People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. There was no value added tax incurred for the Company as of June 30, 2007.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of advances to suppliers and other receivables arising from its normal business activities. The Company does not require collateral or other security to support these receivables.  The Company routinely assesses the financial strength of its debtors and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of June 30, 2007 because of the relatively short-term maturity of these instruments.

9

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions of SFAS No. 157 should be applied prospectively. The Company is currently analyzing whether this new standard will have impact on its financial position and results of operations.

10

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’ Accounting for Pensions” (SFAS No. 87), SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88), SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106), and SFAS No. 132R “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (SFAS No. 132R). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008 The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

11

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

Note 3 – INVENTORY

Raw materials

$

86,610

Packing supplies

202,118

Work in-process

183,083

Finished goods

98,733

Total

$

570,544

No allowance for inventories was made for the period and there were no finished goods for sale as of  September 30, 2006.

Note 4 – PROPERTY, PLANT AND EQUIPMENT

Machinery & Equipment

$         417,123

Automobiles

55,976

Plant & Building

4,136,671

Total

4,609,771

Less: Accumulated Depreciation

(44,818)

Add: Construction in Process

1,038,410

Property, Plan & Equipment, net

$      5,603,362

Depreciation expense for the nine months ended June 30, 2007 was $31,738.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and equipment. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use. The Company anticipates to complete all the construction in 2007.

12

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company has a receivable of $57,372 from an affiliate, owned by Mr. Fachun Pu, the majority shareholder and the president of the Company. The Company expects all outstanding amounts due from its affiliate will be repaid and no allowance is considered necessary. The Company also periodically borrows money from its shareholders to finance the operations.

The details of loans to/from related parties are as follows:

Loan to affiliate

$           57,372

Loans from shareholders

$          161,029

NOTE 6 - LAND USE RIGHT

The Company purchased the land use right from the PRC government for a period from June 2002 to July 2051, on which the office and production facilities of both Chunfei Medicals and Hedi Medicines are situated. The right to use land is stated at cost. Amortization is provided using the straight-line method over the period of the right. The amortization expense from the nine months ended June 30, 2007 was $13,597.

NOTE 7 – CONSTRUCTION SECURITY DEPOSITS

The Company requires security deposits from its plant and building contractors prior to start of the constructions. The deposits are to be refunded upon officially certified completion of the works within the specified time. The purpose of the security deposits is to protect the Company from unexpected delay and poor construction quality.

The Company offers no interest to the security deposits and is not precluded from using the deposits for other purposes. As of June 30, 2007, the balance of the construction security deposits was $1,161,295.

13

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

NOTE 8 - SHORT-TERM LOANS

The short-term loans include the following:

1) On April 26, 2006, the Company was approved for a short-term loan from the local Bureau of Finance in the amount of $498,983, guaranteed by the buildings of Sichuan Chunfei Real Estate Development Co. Ltd., one of the affiliates of Chunfei Chemicals. The loan is for a 1-year term, renewable upon maturity, with a fixed interest rate of 0.47% per month. The loan was released in three installments by the government. The Company received the final installment on July 6, 2006.

The loan was automatically renewed for another year upon maturity. The Company accrued $36,540 of interest expense as of June 30, 2007.

2)  In February 2007, the Company borrowed a total of $78,823 from three individuals with interest rates varying from 3% to 10% per month. These loans were intended for short term and repayable upon request. The Company accrued a total of $17,382 interest expenses for these loans as of June 30, 2007.

3) On March 2, 2007, the Company borrowed $197,057 from an unrelated creditor, Mr. Xiaofeng Gu. The loan is for a 11-month term with a fixed interest rate of 2% per month and set to mature on February 2, 2008. The Company accrued a total of $15,714 interest expense on this loan as of June 30, 2007.

NOTE 9 – STOCKHOLDERS’ EQUITY

On August 26, 2006, ANST entered into an agreement with the shareholders of Chunfei Chemicals to form Nanchong Chunfei, a joint venture company established under the laws of PRC. ANST acquired 95% of ownership of Nanchong Chunfei by contributing US$122,000 in cash and issuing all of its 100,000,000 shares of common stock to the shareholders of Chunfei Chemicals, Mr. Fachun Pu and Mr. Qiwei Zhang.  In consideration, Mr. Pu and Mr. Zhang transferred 90% of their ownership in Chunfei Chemicals to the Joint Venture, Nanchong Chunfei.  After this change, ANST owns 95% of Nanchong Chunfei, who, in turn, owns 90% of Chunfei Chemicals.

Pursuant to the document issued by the District Council to Nanchong City Council on September 5, 2006, the equity transfers from Nanchong Chunfei and Chunfei Chemicals to ANST was approved and transformation of Nanchong Chunfei to a Sino-foreign Joint Venture Enterprise was granted.

14

AMERICAN NANO-SILICON TECHNOLOGIES, INC., AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

                                                        PAGE(S)

Introduction to Unaudited Pro Forma Condensed Consolidated

Financial Statements

1

Balance Sheet

- June 30, 2007 (Unaudited)

2

Statement of Operations for the six months ended

June 30, 2007 (Unaudited)

3

Statement of Operations for the Year ended December 31, 2006 (Unaudited)

4

Notes to Financial Statements

5

AMERICAN NANO-SILICON TECHNOLOGIES, INC., AND SUBSIDIARIES

INTRODUCTION TO UNAUDITIED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

On May 24, 2007, CorpHQ, Inc. entered into a Stock Purchase and Share Exchange Agreement (the “Agreement”) with American Nano Silicon Technology, Inc., a Delaware corporation (“American Nano”), the shareholders of American Nano and Nanchong Chunfei Nano-Silicon Technologies Co. Ltd. (“Nanchong Chunfei”), a limited liability company under the laws of the People’s Republic of China (“China”).

Pursuant to the Agreement, among other things, (i) CorpHQ, Inc. agreed to amend its Articles of Incorporation to provide for a reduction of the number of authorized shares from two billion (2,000,000,000) shares of common stock without par value (“Old Common Stock”) to two hundred million (200,000,000) shares of common stock, par value $.0001 per share (“New Common Stock”); (ii) CorpHQ, Inc. agreed to reverse split the issued and outstanding shares of Old Common Stock into shares of New Common Stock in the ratio of one thousand three hundred and two (1,302) shares of Old Common Stock for each share of New Common Stock; (iii) CorpHQ, Inc. acquired all of the issued and outstanding shares of American Nano in exchange for twenty five million one hundred eighty one thousand four hundred fifty (25,181,450) shares of New Common Stock; (iv) the sale by the controlling shareholders of the Company, Steven Crane (“Crane”) and Gregg Davis (“Davis”), to Dr. Huakang Zhou, one of the shareholders of American Nano, of all of their interest in the Company, which represented an aggregate of five hundred fifty eight thousand five hundred twenty (558,520) shares of New Common Stock; (v) the business of the Company and all of the Company’s assets were contributed to South Bay Financial Solutions, Inc., a subsidiary of the Company (“South Bay”); (vi) CorpHQ, Inc. agreed with Crane and Davis that the shares of South Bay would be sold to Crane and Davis in exchange for South Bay assuming all of the liabilities of the Company (the “Assumed Liabilities”) and that Crane and Davis would indemnify and hold harmless the Company and its officers, directors and shareholders from all Assumed Liabilities; and (vii) CorpHQ, Inc. agreed to change its name to American Nano Silicon Technologies, Inc.

The acquisition will be accounted for under the purchase method of accounting as a reverse merger because there has been a change in control of the Company. Accordingly, American Nano Silicon Technologies, Inc. and Subsidiaries will be treated as the continuing entity for accounting purposes.

The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 has been presented with consolidated subsidiaries at June 30, 2007. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007 and the condensed consolidated statement of income for the year ended December 31, 2006 have been presented as if the acquisition had occurred January 1, 2006.

1

AMERICAN NANO SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2007

ASSETS					(1)
		American Nano Silicon			Pro
	CORPHQ, INC.	Technologies, Inc.	Note	Adjustments	Forma

Current Assets
Cash and cash equivalents	$ 1,341	$ 416,932	A	$ (1,341)	$ 416,932
Accounts Receivable	25,077	19,345	A	(25,077)	19,345
Inventory	-	570,544			570,544
Advances to suppliers	-	439,668			439,668
Other receivables	-	10,852			10,852
Other receivables - related parties	-	57,372			57,372
Employee Advances	-	24,284			24,284

Total current assets	26,418	1,538,997			1,538,997

Property and Equipment, Net	60,345	5,603,362	A	(60,345)	5,603,362

Other Assets
Land use right, net	-	838,479			838,479
Security deposit	12,446	-	A	(12,446)	-
Notes receivable	430,488	-	A	(430,488)	-
Other investments	38,428	-	A	(38,428)	-
Total other assets	481,362	838,479			838,479

TOTAL ASSETS	$ 568,125	$ 7,980,838			$ 7,980,838

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilites
Accounts payable	$ -	$ 238,237			$ 238,237
Advance from customers	-	24,498			24,498
Construction security deposits	-	1,125,249			1,125,249
Accrued expenses & other payables	23,747	191,927	A	(23,747)	191,927
Short term loan	-	801,366			801,366

Total current liabilities	23,747	2,381,277			2,381,277

Long-Term Liabilities
Due to related parties	-	161,029			161,029
Deferred tax liabilities	-	-			-

Total long-term liabilities	-	161,029			161,029

TOTAL LIABILITIES	23,747	2,542,306			2,542,306

Minority Interests	-	976,487			976,487

STOCKHOLDERS' EQUITY (DEFICIT)

Commom stock	1,065,753	10,000	A	(10,000)	26,000
			A	(1,064,934)
			A	25,181
Additional paid-in capital	2,895,341	3,942,259	A	(2,911,341)	3,926,259

				-
Accumulated other comprehensive income	-	394,156		-	394,156
Retained earnings (accumulated deficits)	(3,416,716)	115,630	A	3,416,716	115,630

Total stockholders' equity (deficit)	544,378	4,462,045			4,462,045

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 568,125	$ 7,980,838			$ 7,980,838

(1) Represents reverse merger showing American Nano-Silicon Technologies, Inc. only.

The accompanying notes are an integral part of these consolidated financial statements

2

AMERICAN NANO SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

		American Nano Silicon			Pro
	CORPHQ, INC.	Technologies, Inc.	Note	Adjustments	Forma

REVENUES	$ 49,941	$ 1,532,146	A	$ (49,941)	$ 1,532,146

COST OF GOODS SOLD	-	1,227,822			$ 1,227,822

GROSS PROFIT	49,941	304,324			304,324

OPERATING EXPENSES
Selling, general and adminstrative expenses	161,997	112,546	A	(161,997)	112,546
Decrease in value of investments	2,893,551	-	A	(2,893,551)	-
Total Operating Expenses	3,055,548	112,546			112,546

NET INCOME (LOSS) FROM OPERATIONS	(3,005,607)	191,778			191,778

OTHER INCOME (EXPENSE)
Interest income	21	40	A	(21)	40
Interest expense	-	(61,512)			(61,512)
Other income (expense)	866	(58)	A	(866)	(58)
Total other income (expense)	887	(61,530)			(61,530)

NET INCOME (LOSS) BEFORE MINORITY INTERESTS AND INCOME TAXES	(3,004,720)	130,248			130,248

MINORITY INTERESTS		(2,023)			(2,023)

PROVISION FOR INCOME TAXES
Current income tax expense	800	-	A	(800)	-
Deferred income tax expense	(205,607)	-	A	205,607	-

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$ (2,799,913)	$ 128,225			$ 128,225

INCOME (LOSS) PER SHARE
Basic	$ (0.00)	$ 0.00
Diluted	$ (0.00)	$ 0.00

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
Basic	946,697,046	100,000,000
Diluted	946,697,046	100,000,000

The accompanying notes are an integral part of these consolidated financial statements

3

AMERICAN NANO SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

		American Nano Silicon			Pro
	CORPHQ, INC.	Technologies, Inc.	Note	Adjustments	Forma

REVENUES	$ 1,411,212	$ 80,427	A	$ (1,411,212)	$ 80,427

COST OF GOODS SOLD	-	55,442			55,442
					-
GROSS PROFIT	1,411,212	24,985			24,985

OPERATING EXPENSES
Selling, general and adminstrative expenses	1,392,630	24,848	A	(1,392,630)	24,848
Decrease in value of investments	1,805,269	-	A	(1,805,269)	-
Total Operating Expenses	3,197,899	24,848			24,848

NET INCOME (LOSS) FROM OPERATIONS	(1,786,687)	137			137

OTHER INCOME (EXPENSE)
Interest income	-	20			20
Interest expense	-	(8,124)			(8,124)
Other expense	-	(2,099)			(2,099)
Total other income (expense)	-	(10,203)			(10,203)

NET INCOME (LOSS) BEFORE MINORITY INTERESTS AND INCOME TAXES	(1,786,687)	(10,066)			(10,066)

MINORITY INTERESTS		1,333			1,333

PROVISION FOR INCOME TAXES
Current income tax expense	800	-	A	(800)	-
Deferred income tax expense	(340,793)	-	A	340,793	-
					-
NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$ (1,446,694)	$ (8,733)			$ (8,733)

INCOME (LOSS) PER SHARE
Basic	$ (0.01)	$ (0.00)
Diluted	$ (0.01)	$ (0.00)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
Basic	166,310,333	100,000,000

Diluted	168,095,858	100,000,000

The accompanying notes are an integral part of these consolidated financial statements

4

AMERICAN NANO-SILICON TECHNOLOGIES, INC., AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007 and the condensed consolidated statement of operations for the year ended December 31, 2006, to reflect the proposed combination of CORPHQ, Inc., and American Nano Silicon Technologies, Inc.

A.

To record issuance of stock and recapitalization of the Company

5

PART III

Index to Exhibits.

Description of Exhibits.

3.1

Articles of Incorporation

3.2

Amended Articles of Incorporation

3.3

Corporate Bylaws

23.1

Consent from Bagell Josephs Levine & Company, LLC.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American Nano Silicon Technologies, Inc.

By:/s/ Pu Fachun_________

   Name: Pu Fachun

Title: President and CEO

Date: November 13, 2007